Exhibit 1.17

Notice to U.S. Investors

The proposed transaction relates to the securities of CaixaBank, S.A. and Bankia, S.A., both companies incorporated in Spain. Information distributed in connection with the proposed transaction and the related shareholder vote is subject to Spanish disclosure requirements that are different from those of the United States. Financial statements and financial information included herein are prepared in accordance with Spanish accounting standards that may not be comparable to the financial statements or financial information of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the proposed transaction, since the companies are located in Spain and some or all of their officers and directors are residents of Spain. You may not be able to sue the companies or their officers or directors in a Spanish court for violations of the U.S. securities laws. Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the companies may purchase shares otherwise than under the proposed transaction, such as in open market or privately negotiated purchases, at any time during the pendency of the proposed transaction.

The ordinary shares of CaixaBank, S.A. have not been and are not intended to be registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States of America except pursuant to an applicable exemption from the registration requirements of such Act.

FULL TEXT OF THE RESOLUTIONS PROPOSED BY THE BOARD OF DIRECTORS FOR THE ITEMS ON THE AGENDA OF THE EXTRAORDINARY GENERAL SHAREHOLDERS' MEETING CALLED FOR 2 DECEMBER 2020 AT FIRST CALL AND 3 DECEMBER 2020 AT SECOND CALL

Board of Directors – 23 October 2020

ONE. Corresponding to item 1 of the Agenda

Approval of the individual balance sheet of CaixaBank, S.A. as of 30 June 2020, for the purpose of considering the merger balance sheet further to item 2 of the agenda below.

For the purposes of considering it the merger balance sheet for the merger, to be submitted for approval in this General Shareholders' Meeting under item 2 of the agenda, approve the individual balance sheet of CaixaBank, S.A. as of 30 June 2020, drafted by its Board of Directors on 23 September 2020 and audited by CaixaBank, S.A.'s auditor, which issued the corresponding report on 29 September 2020.

TWO. Corresponding to item 2 of the Agenda

Approval of the merger of Bankia, S.A. into CaixaBank, S.A. (the "Merger"), with the termination of the absorbed company and the transfer, by universal succession, of all its assets and liabilities to the absorbing company, and with the exchange to be implemented via the distributing of new shares in CaixaBank, S.A., all in accordance with the terms of the merger plan signed by the directors of the two companies on 17 September 2020 (the "Merger Plan") and, for such purposes: (a) Approval of (i) the balance sheet of CaixaBank, S.A. as of 30 June 2020, submitted for approval to this General Meeting under item 1 on the agenda, as the merger balance sheet, (ii) the Merger Plan, and (iii) the Merger. Accounting record of the assets and liabilities of Bankia, S.A. Information on the terms and circumstances of the merger agreement. (b) Approval of the share capital increase to be made to cover the exchange for up to a maximum nominal sum of €2,079,209,002, through the issuance of a maximum of 2,079,209,002 ordinary shares, each of a nominal value of one euro, belonging to the same class and series as the shares currently in circulation and represented by book entries. Request for the admission to trading of the new shares to be issued in the Barcelona, Bilbao, Madrid and Valencia stock exchanges via the Spanish Stock Exchange Interconnection System (Continuous Market). Delegation of powers related to the capital increase. (c) Approval of the assuming of the powers of attorney granted by Bankia, S.A. as CaixaBank, S.A.’s own. (d) Approval of the corresponding share capital increases of CaixaBank, S.A. to, where applicable, cover the potential conversion of the contingent convertible perpetual bonds issued by Bankia, S.A., for up to a maximum nominal amount of €172,413,793 and €155,763,239, respectively, through the issuance of a maximum of 172,413,793 and 155,763,239 ordinary shares, each of a nominal value of one euro, belonging to the same class and series as the shares currently in circulation and represented by book entries. Request for the admission to trading of any new shares issued in the Barcelona, Bilbao, Madrid and Valencia stock exchanges via the Spanish Stock Exchange Interconnection System (Continuous Market). Delegation of powers related to the capital increases. (e) Delegation of the powers to perform all the acts and adopt all the resolutions required for requesting, processing and obtaining the authorisations and any other approvals, statements or releases required or advisable for the success of the Merger.

Approve the merger of Bankia, S.A. into CaixaBank, S.A. (the "Merger") with the termination of the absorbed company and the transfer, by universal succession, of all its assets and liabilities to the absorbing company, and with the exchange to be implemented via the distributing of new shares in CaixaBank, S.A., all in accordance with the terms of the merger plan drafted and signed by the directors of the two companies on 17 September 2020 (the "Merger Plan"), which for this purpose entails:

a.	Approval of (i) the balance sheet of CaixaBank, S.A. as of 30 June 2020, submitted for approval to this General Shareholders' Meeting under item 1 of the agenda, as the merger balance sheet; (ii) the Merger Plan; and (iii) the Merger. Accounting record of the assets and liabilities of Bankia, S.A. Information on the terms and circumstances of the merger agreement

One.	Review and approval of the merger balance sheet

Approve as the merger balance sheet of CaixaBank, S.A. the individual balance sheet submitted for approval to this General Shareholders' Meeting under item 1 of the agenda, verified by the entity's auditor, which issued the corresponding report on 29 September 2020.

Two.	Review and approval of the Merger Plan and the Merger

Approve the Merger Plan and, as a result, the Merger, in strict compliance with the Merger Plan, with termination of the absorbed company and transfer as a whole of its assets and liabilities by universal succession to the absorbing company.

The Merger Plan, drafted and signed in accordance with Law 3/2009 of 3 April on structural changes to companies (the "Law on Structural Changes to Company"), was published on the websites of CaixaBank, S.A. (www.CaixaBank.com) and Bankia, S.A. (www.bankia.com) on 18 September 2020 in a downloadable and printable format. Notices that these publications were made were recorded by means of two announcements published in the Official Gazette of the Commercial Registry on 1 October 2020. Likewise, a copy of the Merger Plan was deposited with the Companies Register of Valencia on 2 October 2020. This fact was stated in a notice published in the Official Gazette of the Companies Register on 9 October 2020.

The main terms and conditions of the Merger Plan are set forth in the following sections and, in particular, in section Four, all in accordance with the applicable regulations.

BDO Auditores, S.L.P., in its capacity as the independent expert appointed by the Companies Register of Valencia, issued on 23 October 2020 the required report on the Merger Plan in accordance with article 34 of the Law on Structural Changes to Companies.

Three.	Accounting record of the assets and liabilities of Bankia, S.A.

As a result of the Merger, Bankia, S.A. will be dissolved without liquidation, and all its assets and liabilities will be transferred as a whole to CaixaBank, S.A.

For the purposes of article 31.9 of the Law on Structural Changes to Companies, the assets and liabilities of Bankia, S.A. are those resulting from the half-yearly financial statement as of 30 June 2020, verified by Bankia, S.A.'s auditor, without prejudice to these transferred assets and liabilities being entered into the accounting of CaixaBank, S.A. at their fair value from the effective date of the Merger for accounting purposes.

Four.	Information on the terms and circumstances of the Merger agreement

For the purposes of article 228.2 of Royal Decree 1784/1996 of 19 July approving the Companies Register Regulation, the terms and circumstances of the Merger agreement are as follows:

1.	Identification of the entities participating in the Merger

1.1.	CaixaBank, S.A. (absorbing company)

CaixaBank, S.A. is a Spanish credit entity with its registered office at calle Pintor Sorolla 2-4, Valencia and tax ID number A-08663619.

CaixaBank, S.A. is registered with the Companies Register of Valencia in Volume 10370, Folio 1, Page V-178351 and in the Special Register of the Bank of Spain under number 2100.

The share capital of CaixaBank, S.A. is €5,981,438,031 divided into 5,981,438,031 ordinary shares each of a nominal value of one euro, fully subscribed and paid up, belonging to the same class and series, represented by book entries and admitted to trading on the Barcelona, Bilbao, Madrid and Valencia stock exchanges via the Spanish Stock Exchange Interconnection System (Continuous Market). The book-entry records are made and held by Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. Unipersonal (“Iberclear”)

1.2.	Bankia, S.A. (absorbed company)

Bankia, S.A. is a Spanish credit entity with its registered office at calle Pintor Sorolla 8, Valencia and tax ID number A-14010342.

Bankia, S.A. is registered with the Companies Register of Valencia in Volume 9341, Book 6623, Folio 104, Page V-17274 and in the Special Register of the Bank of Spain under number 2038.

The share capital of Bankia, S.A. is €3,069,522,105 divided into 3,069,522,105 ordinary shares each of a nominal value of one euro, fully subscribed and paid up, belonging to the same class and series, represented by book entries and admitted to trading on the Barcelona, Bilbao, Madrid and Valencia stock exchanges via the Spanish Stock Exchange Interconnection System (Continuous Market). The book-entry records are made and held by Iberclear.

2.	Amendments to the Articles of Association as a result of the Merger

The Merger will not require amending the Articles of Association of the CaixaBank, S.A. except with regard to the sum of the share capital and the number of shares as a result of the share capital increase required to cover the Merger exchange.

In this regard, articles 5 and 6.1 of the Articles of Association of CaixaBank, S.A. on the share capital and the number of shares will be amended with regard to the sum required for CaixaBank, S.A. to cover the exchange of the Bankia, S.A. shares for the new-issue shares in accordance with the set exchange ratio.

3.	Governing body and auditors

The following persons are slated to become members of the Board of Directors following the Merger:

3.1.	Members with current positions

-	Mr Tomás Muniesa Arantegui

-	Mr José Serna Masiá

-	Mr Gonzalo Gortázar Rotaeche

-	Ms María Verónica Fisas Vergés

-	Ms Cristina Garmendia Mendizábal

-	Ms María Amparo Moraleda Martínez

-	Mr Eduardo Javier Sanchiz Irazu

-	Mr John Shepard Reed

-	Ms Koro Usarraga Unsain

Furthermore, it is noted that Mr Jordi Gual Solé, Ms Maria Teresa Bassons Boncompte, Mr Alejandro García-Bragado Dalmau, Mr Ignacio Garralda Ruiz de Velasco and Fundación CajaCanarias, represented by Ms Natalia Aznárez Gómez, have declared their resignation as members of the Board of Directors with effect from the effective date of the appointment of the members of the Board of Directors whose appointment is proposed to the General Meeting as a result of the registration of the Merger with the Commercial Registry and the verification of their suitability as directors by the competent banking supervisor.

3.2.	Members whose appointment is proposed to this General Shareholders' Meeting as item 3 of the agenda

It is also proposed to this General Shareholders' Meeting as item 3 of the agenda to appoint as directors Mr José Ignacio Goirigolzarri Tellaeche, Mr Joaquín Ayuso García, Mr Francisco Javier Campo García, Ms Eva Castillo Sanz, Ms Teresa Santero Quintillá and Mr Fernando Maria Costa Duarte Ulrich. The effectiveness of these appointments is subject to the registration of the Merger with the Companies Register, the directors accepting their appointments and the verification of their suitability as directors by the competent banking supervisor.

In all cases, the Company intends to keep the number of members of the Board of Directors at fifteen (15), within the limits established in the Articles of Association and the threshold established in recommendation 13 of the current Code of Good Governance for Listed Companies. When, for whatever reason, director positions cannot be covered in accordance with the proposals submitted to this General Shareholders' Meeting in item 3 of the agenda, the positions will remain vacant until new members are appointed, either via co-optation by the Board of Directors following the Meeting or appointed in a subsequent Meeting.

3.3.	Auditor

There is no plan to change from the current auditor, PricewaterhouseCoopers Auditores, S.L., as a result of the Merger.

4.	Merger exchange ratio

The exchange ratio, which has been determined based on the actual value of the assets and liabilities of CaixaBank S.A. and Bankia S.A., is 0.6845 new-issue shares in CaixaBank S.A., each of a nominal value of one euro, for every one share in Bankia S.A., of a nominal value of one euro.

The complementary cash payment in accordance with article 25 of the Law on Structural Changes to Companies is not provided for (without prejudice to the implementation of a mechanism for facilitating the exchange in the terms of section 7 below).

This exchange ratio has been agreed upon and calculated using the methodologies outlined and justified in the reports that the Boards of Directors of CaixaBank, S.A. and Bankia, S.A. drafted in accordance with article 33 of the Law on Structural Changes to Companies published on the respective corporate websites prior to the publication of the notice of the General Shareholders' Meetings for resolving on the Merger.

5.	Share exchange procedure

CaixaBank, S.A. will cover the exchange of Bankia, S.A. shares, in accordance with the exchange ratio established in section 4 above, via newly issued ordinary shares.

For this purpose, CaixaBank, S.A. will increase its share capital by the sum necessary to cover the exchange of Bankia, S.A. shares via the issue and putting into circulation of the number of new ordinary shares required, each of a nominal value of one euro, of the same class and series as those currently in circulation, represented as book entries. In accordance with article 304.2 of Royal Legislative Decree 1/2010 of 2 July approving the consolidated text of the law on corporate enterprises ("Law on Corporate Enterprises"), no pre-emptive rights will be provided for, and the subscription of the shares will be reserved for holders of Bankia, S.A. shares.

In application of article 26 of the Law on Structural Changes to Companies, under no circumstances will any Bankia, S.A. shares owned by CaixaBank, S.A. or any shares that Bankia, S.A. holds as treasury shares be exchanged. These shares are to be cancelled. On this date, CaixaBank, S.A. does not own any shares in Bankia, S.A., and Bankia, S.A. has 31,963,300 own shares as direct treasury shares.

The exchange of Bankia, S.A. shares for CaixaBank, S.A. shares will take place once:

(A)	the Merger has been resolved by the General Shareholders' Meetings of both companies;

(B)	the conditions precedent referred to in this resolution and section 17 of the Merger Plan have been met;

(C)	the document referred to in article 1, sections 4.g) and 5.f), respectively, of Regulation (EU) 2017/1129 of 14 June 2017, on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, is available to the public; and

(D)	the notarial instrument of Merger has been registered with the Companies Register of Valencia.

The exchange will take place from the date specified in the notice of exchange to be published on the corporate webpages of the merged companies and, as other relevant information, on the website of the Spanish National Securities Market Commission ("CNMV"). For this purpose, a financial entity will be appointed to act as an exchange agent that will be specified in the above-mentioned notices.

The exchange of Bankia, S.A. shares for CaixaBank, S.A. shares will take place in Iberclear via the participating entities as the depositories of the shares, as per the procedures established for the book-entry system in accordance with Royal Decree 878/2015 of 2 October on the clearing, settlement and registration of marketable securities represented by book entries, the regulation of the central securities depository and central counterparty entities, the transparency requirements for the issue of securities admitted to trading on an official secondary market; and with the application of the terms of article 117 of the Law on Corporate Enterprises.

As a result of the Merger, Bankia, S.A. shares will be cancelled.

Bankia, S.A.’s shareholders who own a number of shares that, in accordance with the agreed upon exchange ratio, do not entitle receiving a whole number of CaixaBank, S.A. shares may acquire or transfer shares so that the resulting shares they hold entitle them, in accordance with the exchange ratio, to receive a whole number of CaixaBank, S.A. shares.

Without prejudice to this, the merging companies have established a mechanism to facilitate Bankia, S.A.’s shareholders receiving whole numbers of CaixaBank, S.A. shares in virtue of the exchange.

This mechanism entails appointing a financial entity as an odd-lot dealer that will act as the counterparty for the purchase of share excesses and shortfalls. Thus, any Bankia, S.A. shareholder which, in accordance with the established exchange ratio and taking into account the number of Bankia, S.A. shares held, is not entitled to receive a whole number of CaixaBank, S.A. shares or is entitled to receive a whole number of CaixaBank, S.A. shares but has an additional number of Bankia, S.A. shares insufficient to have the right to receive an additional CaixaBank, S.A. share, may transfer these surplus Bankia, S.A. shares to the odd-lot dealer, which will pay the shareholders in cash for the value of these shares at the price specified in the notice of exchange.

Except in the case of express instructions in writing to the contrary, it is understood that Bankia, S.A.’s shareholders may make use of this fraction purchase system without having to send instructions to the depository institution of their shares, which will inform them of the result of the operation once concluded.

6.	Date from which the exchanged shares give right to a share of the earnings

For the purposes of article 31.6 of the Law on Structural Changes to Companies, the new shares issued by CaixaBank, S.A. to cover the Merger exchange will be ordinary shares of the same class and series as the shares currently in circulation, entitling the holders to the same rights from the date the notarial instrument of Merger is registered with the Companies Register of Valencia.

These new shares will entitle holders, from the date the notarial instrument of Merger is registered with the Companies Register of Valencia, to a share of the earnings under the same conditions as other holders of CaixaBank, S.A.’s shares in circulation on this date.

7.	Effective date for accounting purposes

The date from which the operations of the absorbed company are considered to be performed for accounting purposes by the absorbing company is the date resulting from the application of rule 44 of Circular 4/2017 of 27 November of the Bank of Spain, on credit entities, on the rules on public and reserved financial information and financial statement templates, the Recognition and Measurement Rule 19 of the Spanish National Chart of Accounts approved by Royal Decree 1514/2007 of 16 November, and International Financial Reporting Standard 3.

In accordance with these regulations, the effective date of the Merger for accounting purposes will be the date on which, once the Merger has been agreed upon by the General Shareholders' Meetings of CaixaBank, S.A. and Bankia, S.A., the last of the conditions precedent to which the effectiveness of the Merger is subject in accordance with section 17 of the Merger Plan is met, as this is the date on which the absorbing company is considered to have acquired control of the absorbed company in accordance with the above-mentioned regulations.

8.	Ancillary obligations, special rights and securities other than those representing capital

Neither in CaixaBank, S.A. nor in Bankia, S.A. are there any ancillary obligations, privileged or special classes of shares, or persons that have assigned special rights other than those arising from standard share ownership. Thus, no special right needs to be granted, nor does any type of option need to be offered.

The CaixaBank, S.A. shares provided to Bankia, S.A.’s shareholders as a result of the Merger do not give the holders of these shares any special right.

With respect to the outstanding issues of Perpetual Non-Cumulative Contingent Convertible Additional Tier 1 Preferred Securities of Bankia, S.A. (issued on 19 September 2018 for the sum of €500,000,000 under ISIN code XS1880365975 and on 18 July 2017 for the sum of €750,000,000 under ISIN code XS1645651909), as a result of the Merger, CaixaBank, S.A. will assume the position of Bankia, S.A. and succeed it as the issuing entity of these securities in accordance with their terms and conditions. Thus, once the notarial instrument of Merger has been registered with the Companies Register of Valencia, all terms applicable to Bankia, S.A. in the above-mentioned issues will apply to CaixaBank, S.A. As a result, following the Merger, the above-mentioned securities will become convertible into ordinary shares in CaixaBank, S.A. (instead of Bankia, S.A.), without prejudice to any adjustments that must be made to the floor prices to keep the terms of the issues equivalent following the Merger.

With regard to the rights of the beneficiaries (employees, managers and directors) of the Bankia, S.A. share remuneration agreements, as a result of the Merger, CaixaBank, S.A. will take the place of Bankia, S.A. as the entity bound by these remuneration agreements. Rights on Bankia, S.A. shares will be automatically converted into rights on CaixaBank, S.A. shares in accordance with the terms resulting from the exchange ratio set forth in the Merger Plan. All mentions of Bankia, S.A. in the aforementioned remuneration agreements will be applicable to CaixaBank, S.A. from the date the notarial instrument of Merger is registered with the Companies Register of Valencia.

9.	Benefits granted to directors and independent experts

No benefit will be granted to the directors of either merging entity. Nor will any benefit be granted to any independent expert that intervened in the Merger.

Five.	Conditions precedent

In accordance with the Merger Plan, the effectiveness of the Merger is subject to the following conditions precedent:

(A)	The Minister for Economic Affairs and Digital Transformation must give authorisation in accordance with additional provision 12 of Law 10/2014 of 26 June on the regulation, supervision and solvency of credit entities.

(B)	The National Commission on Markets and Competition must authorise the resulting financial concentration of the Merger in accordance with Law 15/2007 of 3 July on the defence of competition and related regulations.

(C)	No objection must have been made by the General Directorate of Insurances and Pension Funds, the CNMV or the Bank of Spain to the acquiring by CaixaBank, S.A., as a result of the Merger, of significant holdings in companies subject to the supervision of these entities. This absence of an objection either being expressly notified or owing to the elapsing of the maximum term for objections in the applicable regulations without any objection having been made.

(D)	No objection must have been made by the European Central Bank to the acquisition of significant holdings in CaixaBank, S.A., as a result of the Merger, either expressly declared or because of the expiration of the maximum period established in the applicable regulations without the objection having been expressed.

(E)	The authorisation or, as the case may be, non-objection by the corresponding supervisory authorities (including, in particular, the European Central Bank, the Bank of Spain, the General Directorate of Insurances and Pension Funds and the CNMV) to the acquisition by those who will be shareholders of CaixaBank, S.A. after the Merger of significant indirect holdings in companies in which CaixaBank, S.A. has an interest and which are subject to the supervision of said entities.

Six.	Application of the special tax treatment

In accordance with article 89.1 of Law 27/2014 of 27 November on corporate tax, the Merger is subject to the tax treatment established in chapter VII of title VII and additional provision 2 of the aforementioned law and article 45, paragraph I.B.10, of Royal Legislative Decree 1/1993 of 24 September approving the consolidated text of the transfer tax and stamp duty. This tax treatment allows for companies to restructure while applying the concept of tax neutrality, provided that these operations occur owing to valid economic reasons, such as those set out in the Merger Plan.

Within three months of registration of the notarial instrument of Merger, the Spanish Tax Agency will be notified of the transaction in accordance with articles 48 and 49 of the Corporate Tax Regulation approved by Royal Decree 634/2015 of 10 July.

b.	Approval of the assuming as its own by CaixaBank, S.A. of the powers of attorney granted by Bankia, S.A.

Approve that CaixaBank, S.A. assumes as its own the powers of attorney granted by Bankia, S.A. to the different agents via which Bankia, S.A. carries out via legal acts and transactions its financial activity so that there is no interruption in the business activity transferred in virtue of the Merger from, therefore, when the Merger becomes effective.

c.	Approval of the share capital increase undertaken to cover the exchange. Request for admission to trading on the Barcelona, Bilbao, Madrid and Valencia stock exchanges via the Spanish Stock Exchange Interconnection System (Continuous Market) of the new shares to be issued. Delegation of powers for the share capital increase

To cover the exchange of shares in Bankia, S.A. and in accordance with the Merger Plan, CaixaBank, S.A. will distribute to the shareholders of the absorbed company new-issue shares.

As a result, it is resolved to increase the share capital of CaixaBank, S.A. by the sum necessary to cover the exchange of Bankia, S.A. shares in virtue of the Merger.

The maximum nominal sum of the share capital increase is €2,079,209,002 via the issue of a maximum of 2,079,209,002 ordinary shares, each of a nominal value of one euro, belonging to the same class and series as the shares currently in circulation and represented by book entries. The number of shares that CaixaBank, S.A. will issue for the Merger may be less than the planned maximum depending on the own shares that Bankia, S.A. has as treasury shares or the number of Bankia, S.A. shares held by CaixaBank, S.A. at the time the Merger becomes effective. Thus, an incomplete subscription of the share capital increase is an express possibility.

This capital increase will be fully subscribed and paid up as a result of the transfers a whole of the assets and liabilities of Bankia, S.A. to CaixaBank, S.A., which will acquire by universal succession the right and obligations of Bankia, S.A. CaixaBank, S.A. shareholders will have no pre-emptive right on the shares issued for the share capital increase performed to cover the exchange of shares of Bankia, S.A.'s shareholders, in accordance with article 304.2 of the Law on Capital Enterprises.

The increase of CaixaBank, S.A.'s share capital will entail amending the share capital sum and the number of shares into which it is divided specified in articles 5 and 6.1 of CaixaBank, S.A.'s current Articles of Association.

Resolve to request the admission to trading on the Barcelona, Bilbao, Madrid and Valencia stock exchanges via the Spanish Stock Exchange Interconnection System (Continuous Market) of the new shares issued to cover the Merger, expressly stating CaixaBank, S.A.'s undertaking to comply with current and any future regulations governing the stock market and, especially, trading, continued listing and exclusion from official listing.

If exclusion from trading the shares in CaixaBank, S.A. is subsequently requested, the interests of shareholders opposing the resolution for exclusion or who do not vote on it will be guaranteed, in compliance with the requirements provided for in the Law on Corporate Enterprises and other relevant provisions, all in accordance with the consolidated text of the Law on the Securities Market approved by Royal Legislative Decree 4/2015 of 23 October and its implementing provisions in force at any time.

Delegate to the Board of Directors, the Executive Committee of the Board of Directors, the Chief Executive Officer, Mr Javier Pano Riera (Chief Financial Officer and member of the Management Committee), and the Secretary and the Vice Secretary of the Board, with express powers to appoint substitute agents, joint and several power to determine the final sum of the share capital increase and therefore also the specific number of CaixaBank, S.A. new-issue shares, within the maximum provided for, based on the maximum number of Bankia, S.A. shares eligible for the exchange in accordance with the exchange ratio established in the Merger Plan, and to distribute them, and the power to set the conditions of any capital increase, perform any other acts required for its implementation and execute all notarial and non-notarial documents required for effecting the increase, all in accordance with article 297.1 of the Law on Capital Enterprises.

Delegate to the Board of Directors, the Executive Committee of the Board of Directors, the Chief Executive Officer, Mr Javier Pano Riera (Chief Financial Officer and member of the Management Committee), and the Secretary and the Vice Secretary of the Board, with express powers to appoint substitute agents, joint and several power to effect the admission to trading on the Spanish stock exchanges and the inclusion in the Stock Exchange Interconnection System (Continuous Market) of the shares issued to cover the Merger exchange and, to this end, draft, sign and submit the documentation required and perform on behalf of CaixaBank, S.A. any action, statement or procedure required before the CNMV, European Central Bank, the Bank of Spain, Iberclear, the Stock Exchange Governing Companies and any other body, entity or register, public or private, national or foreign, related to the admission to trading of these shares.

Also grant to the Board of Directors, the Executive Committee of the Board of Directors, the Chief Executive Officer, Mr Javier Pano Riera (Chief Financial Officer and member of the Management Committee), and the Secretary and the Vice Secretary of the Board, with express powers to appoint substitute agents, joint and several power to draft the new wording of articles 5 and 6.1 of CaixaBank, S.A.'s Articles of Association on the share capital and the number of shares into which it is divided.

d.	Approval of the corresponding share capital increases of CaixaBank, S.A. to, where applicable, cover the potential conversion of the contingent convertible perpetual bonds issued by Bankia, S.A., for up to a maximum nominal amount of €172,413,793 and €155,763,239, respectively, through the issuance of a maximum of 172,413,793 and 155,763,239 ordinary shares, each of a nominal value of one euro, belonging to the same class and series as the shares currently in circulation and represented by book entries. Request of the admission to trading on the Barcelona, Bilbao, Madrid and Valencia stock exchanges via the Spanish Stock Exchange Interconnection System (Continuous Market) of any new shares issued. Delegation of powers for the share capital increases

One.	Approval of an increase of the share capital of CaixaBank, S.A. in the sum necessary to cover any conversion of the contingently convertible perpetual bonds issued by Bankia, S.A. on 18 July 2017 for the sum of €750,000,000 (code ISIN XS1645651909). Delegation of powers for setting the conditions of the capital increase

Bankia, S.A. issued on 18 July 2017 a series of perpetual bonds contingently convertible into shares in Bankia, S.A. (Perpetual Non-Cumulative Contingent Convertible Additional Tier 1 Preferred Securities) for the sum of €750,000,000 under ISIN code XS1645651909 (the “XS1645651909 Bonds”).

If a conversion occurs in accordance with the terms and conditions of the aforementioned XS1645651909 Bonds after the Merger becomes effective, the XS1645651909 Bonds will be converted into shares in CaixaBank, S.A. as CaixaBank, S.A. will succeed Bankia, S.A. in all its rights and obligations, which includes the XS1645651909 Bonds.

So that, once the Merger is effective, the conversion of the XS1645651909 Bonds can be performed, an increase of CaixaBank, S.A.'s share capital must be resolved for the maximum sum necessary to cover any conversion of the XS1645651909 Bonds.

At this time, it is not possible to determine the share capital sum required to cover the conversion of the XS1645651909 Bonds given that the conversion ratio of the issue is variable and subject to the adjustments provided for in its terms and conditions. However, as the issue provides for a floor price (that once the Merger is effective will be €4.350, following the adjustments to keep the terms equivalent, taking into account that shares in Bankia, S.A. will be substituted by shares in CaixaBank, S.A. as the shares to be distributed in any conversion), and subject to possible adjustments, the maximum number of shares of the increase that might be necessary to cover the conversion of the XS1645651909 Bonds could be the quotient (rounded off by default if applicable) resulting from dividing the total nominal sum of the issue of the XS1645651909 Bonds by its new minimum conversion price (without prejudice to the floor price adjustments that may be applicable), so that the maximum nominal amount of capital that would be needed to cover the conversion of all the XS1645651909 Bonds would amount to 172,413,793 euros, by issuing 172,413,793 shares, with a nominal value of one euro each (subject, as mentioned above, to floor price adjustments as appropriate).

This capital increase will be effected as needed to cover the conversion of the XS1645651909 Bonds via the issue of new ordinary shares of the same nominal value and with the same rights as the ordinary shares in circulation on the date or dates of the implementing of the corresponding capital increase resolution. Whenever, in the manner specified, a share capital increase resolution is implemented, the articles of the Articles of Association specifying the share capital sum and the number of shares into which it is divided will be amended (articles 5 and 6.1 of CaixaBank, S.A.'s current Articles of Association). The specific number of shares to be issued and the sum of the share capital increase will be determined in accordance with the terms and conditions of the XS1645651909 Bonds.

In accordance with article 304.2 of the Law on Corporate Enterprises, CaixaBank, S.A.'s shareholders will have no pre-emptive right on the share capital increase(s) resulting from any contingent conversion of the XS1645651909 Bonds.

Delegate to the Board of Directors, the Executive Committee of the Board of Directors, the Chief Executive Officer, Mr Javier Pano Riera (Chief Financial Officer and member of the Management Committee), and the Secretary and the Vice Secretary of the Board, with express powers to appoint substitute agents, joint and several power to partially or totally effect the capital increase required to cover any conversion via the issue of new ordinary shares in CaixaBank, S.A. of the same nominal value and with the same rights as the ordinary shares in circulation on the date or dates the corresponding capital increase resolution is effected. Whenever this resolution is implemented, the wording of articles 5 and 6.1 of CaixaBank, S.A.'s Articles of Association on the share capital will be amended.

Two.	Approval of an increase of the share capital of CaixaBank, S.A. by the sums necessary to cover any conversion of the contingently convertible perpetual bonds issued by Bankia, S.A. on 19 September 2018 for the sum of €500,000,000 (code ISIN XS1880365975). Delegation of powers for setting the conditions of the capital increase

Bankia, S.A. issued on 19 September 2018 a series of perpetual bonds contingently convertible into shares in Bankia, S.A. (Perpetual Non-Cumulative Contingent Convertible Additional Tier 1 Preferred Securities) for the sum of €500,000,000 under ISIN code XS1880365975 (the “XS1880365975 Bonds”).

If a conversion occurs in accordance with the terms and conditions of the aforementioned XS1880365975 Bonds after the Merger becomes effective, the XS1880365975 Bonds will be converted into shares in CaixaBank, S.A. as CaixaBank, S.A. will succeed Bankia, S.A. in all its rights and obligations, which includes the XS1880365975 Bonds.

So that, once the Merger is effective, the conversion of the XS1880365975 Bonds can be performed, an increase of CaixaBank, S.A.'s share capital must be resolved for the maximum sum necessary to cover any conversion of the XS1880365975 Bonds.

At this time, it is not possible to determine the share capital sum required to cover the conversion of the XS1880365975 Bonds given that the conversion ratio of the issue is variable and subject to the adjustments provided for in its terms and conditions. However, as the issue provides for a floor price (that once the Merger is effective will be €3.210, following the adjustments to keep the terms equivalent, taking into account that shares in Bankia, S.A. will be substituted by shares in CaixaBank, S.A. as the shares to be distributed in any conversion), and subject to possible adjustments, the maximum number of shares of the increase that might be necessary to cover the conversion of the XS1880365975 Bonds could be the quotient (rounded off by default if applicable) resulting from dividing the total nominal sum of the issue of the XS1880365975 Bonds by its new minimum conversion price (without prejudice to the floor price adjustments that may be applicable), so that the maximum nominal amount of capital that would be needed to cover the conversion of all the XS1880365975 Bonds would amount to 155,763,239 euros, by issuing 155,763,239 shares, with a nominal value of one euro each (subject, as mentioned above, to floor price adjustments as appropriate).

This capital increase will be effected as needed to cover the conversion of the XS1880365975 Bonds via the issue of new ordinary shares of the same nominal value and with the same rights as the ordinary shares in circulation on the date or dates of the implementing of the corresponding capital increase resolution. Whenever, in the manner specified, a share capital increase resolution is implemented, the articles of the Articles of Association specifying the share capital sum and the number of shares into which it is divided will be amended (articles 5 and 6.1 of CaixaBank, S.A.'s current Articles of Association). The specific number of shares to be issued and the sum of the share capital increase will be determined in accordance with the terms and conditions of the XS1880365975 Bonds.

In accordance with article 304.2 of the Law on Corporate Enterprises, CaixaBank, S.A.'s shareholders will have no pre-emptive right on the share capital increase(s) resulting from any contingent conversion of the XS1880365975 Bonds.

Delegate to the Board of Directors, the Executive Committee of the Board of Directors, the Chief Executive Officer, Mr Javier Pano Riera (Chief Financial Officer and member of the Management Committee), and the Secretary and the Vice Secretary of the Board, with express powers to appoint substitute agents, joint and several power to partially or totally effect the capital increase required to cover any conversion via the issue of new ordinary shares in CaixaBank, S.A. of the same nominal value and with the same rights as the ordinary shares in circulation on the date or dates the corresponding capital increase resolution is effected. Whenever this resolution is implemented, the wording of articles 5 and 6.1 of CaixaBank, S.A.'s Articles of Association on the share capital will be amended.

Three.	Request of the admission to trading on the Barcelona, Bilbao, Madrid and Valencia stock exchanges via the Spanish Stock Exchange Interconnection System (Continuous Market) of any new shares issued. Delegation of powers for requesting admission to trading

Resolve to request admission to trading on the Barcelona, Bilbao, Madrid and Valencia stock exchanges via the Spanish Stock Exchange Interconnection System (Continuous Market) of new shares issued if required to perform any conversion of the XS1645651909 Bonds and the XS1880365975 Bonds, expressly stating CaixaBank, S.A.'s undertaking to comply with current and any future regulations governing the stock market and, especially, trading, continued listing and exclusion from official listing.

If exclusion from admission to trading the shares in CaixaBank, S.A. is subsequently requested, the interests of shareholders opposing the resolution for exclusion or who do not vote on it will be guaranteed, in compliance with the requirements provided for in the Law on Corporate Enterprises and other relevant provisions, all in accordance with the consolidated text of the Law on the Securities Market approved by Royal Legislative Decree 4/2015 of 23 October and its implementing provisions in force at any time.

Delegate to the Board of Directors, the Executive Committee of the Board of Directors, the Chief Executive Officer, Mr Javier Pano Riera (Chief Financial Officer and member of the Management Committee), and the Secretary and the Vice Secretary of the Board, with express powers to appoint substitute agents, joint and several power to request the admission to trading on the Spanish stock exchanges and the inclusion in the Stock Exchange Interconnection System (Continuous Market) of any shares issued to perform any conversion of the XS1645651909 Bonds and the XXS1880365975 Bonds and, to this end, draft, sign and submit the documentation required and perform on behalf of CaixaBank, S.A. any action, statement or procedure required before the CNMV, the European Central Bank, European Central Bank, the Bank of Spain, Iberclear, the Stock Exchange Governing Companies and any other body, entity or register, public or private, national or foreign, related to the admission to trading of these shares.

e.	Delegation of the power to perform all acts and make all the decisions required for requesting, processing and obtaining the authorisations and any other consents, statements or releases required or advisable for the success of the Merger

Delegate to the Board of Directors, with express powers of appointing substitute agents, the power to perform all acts and make all the decisions required for requesting, processing and obtaining the authorisations and any other consents, statements or releases required or advisable for the success of the Merger and performance of the conditions precedent to which, in accordance with the Merger Plan, the effectiveness of the Merger are subject, including, in particular but not limited to, offering, proposing or accepting remedies, undertakings, guarantees or conditions from/to the competent authorities (in particular but not limited to competition authorities and the governing or supervisory bodies for the banking, insurance and stock-market sectors) or refraining from making them or rejecting them when they consider it in the shareholders' interest, ultimately being able to declare the above-mentioned conditions precedent met or not met or abandon trying to meet them (to the extent legally possible and advisable).

THREE. Corresponding to item 3 of the Agenda

Appointment of directors within the framework of the Merger.

In relation to the appointment of directors within the framework of the Merger that are submitted for approval under items 3.1, 3.2, 3.3, 3.4, 3.5 and 3.6, and since it is the Company's will to maintain the number of members of the Board of Directors at fifteen (15), it is noted that, Mr. Jordi Gual Solé, Ms. Maria Teresa Bassons Boncompte, Mr. Alejandro García-Bragado Dalmau, Mr. Ignacio Garralda Ruiz de Velasco, and Fundación CajaCanarias, represented by Ms. Natalia Aznárez Gómez, have declared their resignation as members of the Board of Directors with effect from the effective date of the appointment of the members of the Board of Directors whose appointment is proposed to the General Meeting as a result of the registration of the Merger with the Commercial Registry and the verification of their suitability as directors by the competent banking supervisor.

THREE 1. Corresponding to item 3.1 of the Agenda

Appointment of Mr José Ignacio Goirigolzarri Tellaeche.

Within the framework of the Merger submitted for approval to this General Shareholders' Meeting under item 2 of the Agenda, appoint Mr José Ignacio Goirigolzarri Tellaeche as member of the Board of Directors as executive director for the term of four years, with the Appointments Committee having previously issued a report approving this appointment.

The effectiveness of the appointment of Mr José Ignacio Goirigolzarri Tellaeche is subject to the registration of the Merger with the Companies Register and the verification of his suitability as a director by the competent banking supervisor. If this verification is not obtained or for any other reason he does not accept his appointment, this vacancy will be covered by another candidate, either via co-optation by the Board of Directors following the Meeting or appointment in a subsequent Meeting.

THREE 2. Corresponding to item 3.2 of the Agenda

Appointment of Mr Joaquín Ayuso García.

Within the framework of the Merger submitted for approval to this General Shareholders' Meeting under item 2 of the Agenda, appoint Mr Joaquín Ayuso García as member of the Board of Directors as an independent member for the term of four years, at the proposal of the Appointments Committee.

The effectiveness of the appointment of Mr Joaquín Ayuso García is subject to the registration of the Merger with the Companies Register and the verification of his suitability as a director by the competent banking supervisor. If this verification is not obtained or for any other reason he does not accept his appointment, this vacancy will be covered by another candidate, either via co-optation by the Board of Directors following the Meeting or appointment in a subsequent Meeting.

THREE 3. Corresponding to item 3.3 of the Agenda

Appointment of Mr Francisco Javier Campo García.

Within the framework of the Merger submitted for approval to this General Shareholders' Meeting under item 2 of the Agenda, appoint Mr Francisco Javier Campo García as member of the Board of Directors as an independent member for the term of four years, at the proposal of the Appointments Committee.

The effectiveness of the appointment of Mr Francisco Javier Campo García is subject to the registration of the Merger with the Companies Register and the verification of his suitability as a director by the competent banking supervisor. If this verification is not obtained or for any other reason he does not accept his appointment, this vacancy will be covered by another candidate, either via co-optation by the Board of Directors following the Meeting or appointment in a subsequent Meeting.

THREE 4. Corresponding to item 3.4 of the Agenda

Appointment of Ms Eva Castillo Sanz.

Within the framework of the Merger submitted for approval to this General Shareholders' Meeting under item 2 of the Agenda, appoint Ms Eva Castillo Sanz as member of the Board of Directors as an independent member for the term of four years, at the proposal of the Appointments Committee.

The effectiveness of the appointment of Ms Eva Castillo Sanz is subject to the registration of the Merger with the Companies Register and the verification of his suitability as a director by the competent banking supervisor. If this verification is not obtained or for any other reason she does not accept her appointment, this vacancy will be covered by another candidate, either via co-optation by the Board of Directors following the Meeting or appointment in a subsequent Meeting.

THREE 5. Corresponding to item 3.5 of the Agenda

Appointment of Ms Teresa Santero Quintillá.

Within the framework of the Merger submitted for approval to this General Shareholders' Meeting under item 2 of the Agenda, appoint Ms Teresa Santero Quintillá as member of the Board of Directors as a proprietary director at the proposal of FROB, Autoridad de Resolución Ejecutiva (based on the ownership interest it will have in CaixaBank, S.A. once the Merger is effective through its wholly-owned company, BFA Tenedora de Acciones, S.A.U.), and of BFA Tenedora de Acciones, S.A.U., for the term of four years, with the Appointments Committee having previously issued a report approving this appointment.

The effectiveness of the appointment of Ms Teresa Santero Quintillá is subject to the registration of the Merger with the Companies Register and the verification of her suitability as a director by the competent banking supervisor. If this verification is not obtained or for any other reason she does not accept her appointment, this vacancy will be covered by another candidate, either via co-optation by the Board of Directors following the Meeting or appointment in a subsequent Meeting.

THREE 6. Corresponding to item 3.6 of the Agenda

Appointment of Mr Fernando Maria Costa Duarte Ulrich.

Within the framework of the Merger submitted for approval to this General Shareholders' Meeting under item 2 of the agenda, appoint Mr Fernando Maria Costa Duarte Ulrich as member of the Board of Directors as other external director for the term of four years, with the Appointments Committee having previously issued a report approving this appointment.

The effectiveness of the appointment of Mr Fernando Maria Costa Duarte Ulrich is subject to the registration of the Merger with the Companies Register and the verification of his suitability as a director by the competent banking supervisor. If this verification is not obtained or for any other reason he does not accept his appointment, this vacancy will be covered by another candidate, either via co-optation by the Board of Directors following the Meeting or appointment in a subsequent Meeting.

FOUR. Corresponding to item 4 of the Agenda

Authorisation and delegation of powers concerning the interpretation, remediation, addition, execution and development of the resolutions adopted by the Meeting, and delegation of faculties for the notarization and inclusion of these agreements and their remediation, as applicable.

Delegate to the Board of Directors, with express powers to appoint as substitute agents, in turn, the Executive Committee of the Board of Directors or the board members it sees fit, the Secretary or the Vice Secretary of the Board, all the powers required for interpreting, remediating, complementing, executing and developing any of the resolutions adopted by the General Shareholders' Meeting and register the resolutions with the corresponding registers, for these purposes being able to carry out any changes, corrections, amendments and additions required or advisable for the effectiveness, registration and successful implementation of these resolutions.

FIVE. Corresponding to item 5 of the Agenda

Announcement of the report issued by the Board of Directors and auditors’ report, for the purposes foreseen in Article 511 of the Law on Corporate Enterprises

In accordance with article 511 of the Law on Corporate Enterprises, the report of the directors and the report issued by Grant Thornton S.L.P., Sociedad Unipersonal, a different auditor from CaixaBank, S.A.'s appointed by the Companies Register of Valencia, referring to the issue of 3,750 preferred shares that may be converted into shares for a total nominal sum of €750,000,000 with no pre-emptive right is disclosed to the General Shareholders' Meeting. This issue was approved by the Board of Directors on 23 September 2020 in virtue of the powers delegated to it by the Ordinary General Shareholders' Meeting of 28 April 2016, with the definitive terms set on 1 October 2020, as published via the Insider Information notice of the same date.

The report of the directors and the auditor referring to this issue have been made available to the shareholders as part of the documentation for this General Shareholders' Meeting.

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